NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES NYSE MKT LLC hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on June 24, 2013, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on June 10, 2013 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Aerosonic Corporation and Buccaneer Acquisition Sub Inc. an indirect wholly owned subsidiary of Transdigm Group Incorporated became effective on June 10, 2013. Each share of Common Stock of Aerosonic Corporation was exchanged for $7.75 per share of Transdigm Group Incorporated. Cash will be paid in lieu of issuing fractional shares. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on June 11, 2013.